UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BED BATH & BEYOND INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 3, 2008

TIME	9:00 A.M. on Thursday, July 3, 2008

PLACE	Madison Hotel
One Convent Road
Morristown, New Jersey 07960

ITEMS OF BUSINESS	(1) To elect eight directors until the Annual Meeting in 2009 and until their respective successors have been elected and qualified (Proposal 1).

(2) To ratify the appointment of KPMG LLP as independent auditors for the 2008 fiscal year (Proposal 2).

(3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 9, 2008.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Shareholders to be held on July 3, 2008: this Notice of Annual Meeting, proxy statement and the Company’s 2007 Annual Report to Shareholders are available at: www.bedbathandbeyond.com/annualmeeting2008.asp

June 4, 2008	Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2008 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2007 Annual Report are being mailed starting June 4, 2008.  The information regarding stock ownership and other matters in this proxy statement is as of the record date, May 9, 2008, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•                                     election of eight directors to hold office until the Annual Meeting in 2009 (Proposal 1); and

•                                     ratification of the appointment of KPMG LLP as independent auditors for fiscal 2008 (Proposal 2).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE EIGHT DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 9, 2008 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 259,593,922 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Bed Bath & Beyond stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. If you hold restricted stock under the Company’s 2004 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy. There are three ways you can do so:

• Vote by internet - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

• Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

• Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on July 2, 2008.

Beneficial Owner

Most shareholders of Bed Bath & Beyond hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

• sending a letter to the Company stating that your proxy is revoked;

• signing a new proxy and sending it to the Company; or

• attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

A plurality of the votes cast is required for the election of directors. This means that the eight nominees with the most votes for election will be elected.

A “FOR” vote by a majority of the votes cast is required to approve the other proposal to be acted on at the Annual Meeting.

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, Proposals 1 and 2 are “discretionary” items upon which New York Stock Exchange member brokerage firms that hold shares as a nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of February 11, 2008, which is the date by which shareholder proposals must have been received by the Company to be presented at the Annual Meeting, and as of the date of this proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2007 Annual Report on Form 10-K, please contact: Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ  07083, Attention: Investor Relations Dept., Telephone: (908) 688-0888.

ELECTION OF DIRECTORS (PROPOSAL 1)

How is the Board of Directors structured and who has been nominated?

The Board of Directors was previously divided into three classes, each with a staggered three year term of office and the classes as nearly equal in number of directors as possible.  At our 2006 Annual Meeting of Shareholders, our shareholders approved an amendment to our Restated Certificate of Incorporation to eliminate the classification of the Board of Directors and to provide for the annual election by the shareholders of each member of the Board.  Accordingly, starting with the 2007 Annual Meeting, directors are elected to one year terms, although the terms of the directors elected at the Company’s 2006 Annual Meeting will expire at the 2009 Annual Meeting.

The current number of directors is eleven, with eight directors being elected at the 2008 Annual Meeting.

The Board of Directors, upon recommendation of its Nominating Committee, has nominated, for a one year term expiring at the 2009 Annual Meeting, Warren Eisenberg, Leonard Feinstein, Dean S. Adler,  Stanley F. Barshay, Patrick R. Gaston, Jordan Heller, Robert S. Kaplan and Victoria A. Morrison, whose terms of office as directors expire at this Annual Meeting.

The principal occupation and certain other information concerning the nominees are provided below:

Warren Eisenberg, 77, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Leonard Feinstein, 71, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Dean S. Adler, 51, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm. He has served as a Principal of Lubert-Adler Partners, L.P. for more than five years. He has been a director of the Company since 2001. Mr. Adler is also a director of Developers Diversified Realty Corp.

Stanley F. Barshay, 68, has served as Chairman of Schering-Plough Consumer HealthCare Products since 2003. Prior to 1997, Mr. Barshay served in a variety of senior executive positions at American Home Products (now Wyeth). Between 1997 and 2003, Mr. Barshay served as a consultant for several companies. He has been a director of the Company since 2003.

Patrick R. Gaston, 50, has been the President of Verizon Foundation since 2003.  Prior to assuming this position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations.  He has been a director of the Company since May 2007.

Jordan Heller, 47, has been President of Heller Wealth Advisors LLC, a provider of financial advisory services, since March 2008. Prior to Heller Wealth Advisors LLC, Mr. Heller was a Partner with The Schonbraun McCann Group LLP from 2005 to 2008. Prior to joining The Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group. He has been a director of the Company since 2003.

Robert S. Kaplan, 50, is a Senior Lecturer at Harvard Business School and a Senior Director of The Goldman Sachs Group, Inc.  Mr. Kaplan has been a Senior or Managing Director of The Goldman Sachs Group, Inc. for more than five years, having also served that firm as Vice Chairman from 2002 until January 2006. He has been a director of the Company since 1994.

Victoria A. Morrison, 55, is the Executive Vice President & General Counsel of Edison Properties, LLC.  Before March 1, 2007, she was a practicing attorney and a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP for more than five years. She has been a director of the Company since 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

The principal occupation and certain other information about the directors whose terms of office continue after the Annual Meeting is provided below.

Directors Whose Terms Expire in 2009

Steven H. Temares, 49, currently serves as Chief Executive Officer of the Company. Mr. Temares was President and Chief Executive Officer from 2003 to January 2006.  Mr. Temares was President and Chief Operating Officer from 1999 to 2003. Mr. Temares joined the Company in 1992 and has served as a director since January 1999.

Klaus Eppler, 78, is a practicing attorney and has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001. He has been a director of the Company since 1992. Mr. Eppler serves as outside Lead Director. Mr. Eppler is also a director of The Dress Barn, Inc.

Fran Stoller, 49, is a practicing attorney and has been a partner in the law firm of Loeb & Loeb LLP for more than five years. She has been a director of the Company since 2003.

How many times did the Board of Directors meet last year?

The Board of Directors held eight meetings during fiscal 2007.

Director Attendance

Each director of the Company attended at least 75% of the total number of meetings of the Board of Directors and committees on which he or she served, except Dean Adler, who attended 75% of the meetings of the Board of Directors and 19 of the 27 meetings, or 70%, of the Board of Directors and committees on which he served.  The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders.  All of the Company’s directors attended the 2007 Annual Meeting of Shareholders.

How are directors compensated?

The following table provides compensation information for each member of our Board of Directors during fiscal 2007, other than Warren Eisenberg, Leonard Feinstein and Steven H. Temares, each of whom is a named executive officer of the Company and none of whom received any additional compensation for his service as a director of the Company.

Annual director fees for fiscal 2007 were $40,000 and paid at a rate of $10,000 each fiscal quarter. In addition, directors serving on standing committees of the Board of Directors were paid, on a quarterly basis, as follows:  each member of the Audit Committee received an additional $10,000 per year; each member of the Compensation Committee received an additional $7,500 per year; and each member of the Nominating and Corporate Governance Committee, other than the Lead Director, received an additional $5,000 per year.  As Lead Director, Mr. Eppler received an additional $15,000 annually in director fees.  Directors have the right to elect to receive all or fifty percent of their fees in stock or cash.  In addition to the fees above, each director received an automatic grant of restricted stock under the Company’s 2004 Incentive Compensation Plan with a fair market value on the date of the Company’s Annual Meeting of Shareholders during such fiscal year (the average of the high and low trading prices on such date) equal to $40,000, such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until such date. The following table provides director compensation information for fiscal year 2007.

Director and Committee Fees for Fiscal Year 2007

Name	Fees Earned or Paid in Cash($)		Stock Awards($)	Total($)

Klaus Eppler	55,000		40,000	95,000
Dean S. Adler	57,500	(1)(2)	40,000	97,500
Stanley F. Barshay	50,000	(3)	40,000	90,000
Patrick R. Gaston	40,000	(3)	40,000	80,000
Jordan Heller	50,000	(3)	40,000	90,000
Robert S. Kaplan	40,000	(1)	40,000	80,000
Victoria A. Morrison	52,500		40,000	92,500
Fran Stoller	52,500		40,000	92,500

(1)                      All of these director fees were paid in shares of Common Stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (3).

(2)                      $10,000 of the director fees paid to Mr. Adler in fiscal 2007 were in respect of his services as a member of the Audit Committee.  In April 2008, Mr. Gaston replaced Mr. Adler on the Audit Committee.

(3)                      Fifty percent of these director fees were paid in shares of Common Stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $26.26 per share, the average of the high and low trading prices on January 7, 2008.

Director and Committee Fees for Fiscal Year 2008

In light of the increasing time commitment and demands required of the Company’s directors and upon the recommendation of the executive officer directors, the Company’s Board of Directors has determined to increase director compensation for fiscal 2008.  Annual director compensation for all directors, other than Messrs. Eisenberg, Feinstein and Temares, was increased to a fee of $50,000, payable at the rate of $12,500 per quarter, and an automatic grant of $50,000 of restricted stock under the Company’s 2004

Incentive Compensation Plan at the fair market value on the date of the Annual Meeting of Shareholders (the average of the high and low trading prices on such date), such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until such date.  The additional fees payable to directors serving on standing committees of the Board of Directors and to the Lead Director remain unchanged.  Each director will continue to have the right to elect to receive all or fifty percent of his or her fees (other than the grant of restricted stock) in cash or stock pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock.

Director Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that each of Mses. Morrison and Stoller and Messrs. Adler, Barshay, Eppler, Gaston, Heller and Kaplan are “independent directors” under the independence standards set forth in The NASDAQ Stock Market’s Marketplace Rule 4200(a)(15).  This determination was based on the fact that each of these directors is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  This independence assessment is analyzed annually in both fact and appearance to promote arms-length oversight.

In making its independence determinations, the Board of Directors considered transactions occurring since the beginning of fiscal 2005 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board of Directors determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board of Director’s independence determinations included reviewing the following relationships:

•                  Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings.  During the Company’s 2005 and 2006 fiscal years, some of such funds had among their investments interests in entities which held real estate, portions of which were leased to the Company or its subsidiaries for the operation of stores, and the Company currently plans to enter into leases for two store locations with one of such entities.  The Company also leases certain store locations from Developers Diversified Reality Corp. (or its affiliates), on whose Board of Directors Mr. Adler serves.

•                  Mr. Barshay is an executive officer of Schering-Plough Consumer HealthCare Products, which manufactures a wide variety of consumer goods (available for sale at many retail outlets), some of which are purchased by the Company for resale in the ordinary course of business.

•                  Mr. Eppler is a (non-equity) pensioned partner of Proskauer Rose LLP, which has received fees for legal services from the Company during the past three fiscal years and which is continuing to provide legal services to the Company during fiscal 2008.

•                  Mr. Gaston is the President of Verizon Foundation, the philanthropic entity of Verizon Communications Inc.  The Company purchases a portion of its telecommunications services from Verizon Communications Inc. on terms and pricing generally available to Verizon customers.

•                  Mr. Kaplan is a Senior Director of The Goldman Sachs Group, Inc., which receives commissions in connection with the Company’s stock repurchase program.

•                  Ms. Morrison was a partner of Riker, Danzig, Scherer, Hyland & Perretti LLP during fiscal 2006 and 2005.  This firm has received fees for legal services from the Company during the past three fiscal years.

No such director was a partner or owned more than a 10% equity interest in, or was an executive officer of, any of the business or professional entities described above during such entity’s last fiscal year in a case where the Company made payments to such entity that exceeded 1% of such entity’s consolidated gross revenues during such fiscal year.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are considered independent pursuant to applicable SEC and NASDAQ rules.  None of the members of the Compensation Committee was (i) during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, or (ii) formerly an officer of the Company or any of its subsidiaries. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board Committees

Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  Information about each of these Committees follows.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and (ii) reviewing the financial reports and other financial information provided by the Company to the public. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls.

The Audit Committee held six meetings during fiscal 2007.  The current members of the Committee are Messrs. Barshay, Gaston and Heller.  The Board of Directors has determined that Mr. Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) and all of the members of the Committee meet the applicable independence standards for audit committee members in The NASDAQ Stock Market’s Marketplace Rule 4350(d)(2)(A).

Compensation Committee

The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer and other executive officers; (ii) administering and functioning as the Committee that is authorized to make grants and awards under the Company’s incentive compensation plan to executive officers and such other officers and employees as the Committee may determine; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.

The Compensation Committee held thirteen meetings and acted by unanimous written consent on one occasion during fiscal 2007.  The current members of the Committee are Mr. Adler and Mses. Morrison and Stoller.  In addition to meeting the NASDAQ independence requirements, these members are “non-employee directors” for applicable SEC rules and are “outside directors” for purposes of applicable tax law.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval.  The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so.  In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.  Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s By-laws.  The Nominating and Corporate Governance Committee held two meetings during fiscal 2007.  The current members of the Committee are Mr. Eppler and Mses. Morrison and Stoller.

Corporate Governance Information

A complete copy of the charter of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, as well as the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors, are available on the Company’s website at www.bedbathandbeyond.com.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

Who has been appointed as the Auditors?

The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2008, subject to ratification by our shareholders.  Representatives of KPMG LLP will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.  If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee.  Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by KPMG LLP?

The fees incurred by the Company for professional services rendered by KPMG LLP for fiscal 2007 and 2006 were as follows:

	2007	2006

Audit Fees	$1,510,060	$1,694,675
Audit-Related Fees	105,000	583,644
Tax Fees	521,982	106,096
	$2,137,042	$2,384,415

In fiscal 2007 and fiscal 2006, audit fees included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings.  In fiscal 2007 and 2006, audit-related fees included fees associated with respect to the setting of exercise prices for employee stock options and related matters. In fiscal 2007, tax fees included fees associated with tax planning, tax compliance (including review of tax returns) and tax advice (including tax audit assistance).  In fiscal 2006, tax fees included fees associated with tax compliance (including review of tax returns) and tax advice (including tax audit assistance).  The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor.  To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee.  Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2007 and fiscal 2006, all (100%) audit-related and tax services were pre-approved in accordance with the Audit Committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2008.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the membership of the Audit Committee meets the SEC and NASDAQ independence and experience requirements. The Board of Directors has also determined that Mr. Heller qualifies as an “Audit Committee Financial Expert.”

In each case as then constituted: the Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC; the Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year end financial statements. Further, the Committee discussed with the independent auditors the matters required to be discussed by statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors the auditors’ independence. The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting.  Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended March 1, 2008, filed with the SEC on April 30, 2008.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE

Stanley F. Barshay

Patrick R. Gaston

Jordan Heller

EXECUTIVE OFFICERS

Executive officers

Set forth below is information concerning our executive officers as of May 9, 2008.

Name	Age	Position

Warren Eisenberg	77	Co-Chairman and Director
Leonard Feinstein	71	Co-Chairman and Director
Steven H. Temares	49	Chief Executive Officer and Director
Arthur Stark	53	President and Chief Merchandising Officer
Eugene A. Castagna	42	Chief Financial Officer and Treasurer
Matthew Fiorilli	51	Senior Vice President – Stores

Warren Eisenberg is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a Director since 1971.  Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Leonard Feinstein is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a Director since 1971.  Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Steven H. Temares has been Chief Executive Officer since April 2003 and has served as a Director since January 1999.  Mr. Temares was President and Chief Executive Officer from April 2003 to January 2006, President and Chief Operating Officer from 1999 to April 2003 and Executive Vice President and Chief Operating Officer from 1997 to 1999.  Mr. Temares joined the Company in 1992.

Arthur Stark has been President and Chief Merchandising Officer since January 2006.  Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006. Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been Chief Financial Officer and Treasurer since January 2006.  Mr. Castagna served as Assistant Treasurer from 2002 to 2006 and as Vice President - Finance from 2000 to 2006.  Mr. Castagna is a certified public accountant and joined the Company in 1994.

Matthew Fiorilli has been Senior Vice President – Stores since January 1999.  Mr. Fiorilli joined the Company in 1973.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation programs as they apply to our executive officers named in the Summary Compensation Table below.

Compensation Philosophy and Objectives

The Compensation Committee has developed and implemented compensation policies, plans and programs to provide competitive compensation opportunities with a significant component of actual payments being dependent on the Company’s performance results and enhancements to shareholder value.  The Committee considers the total compensation package (earned or potentially available, including benefits) in establishing each element of compensation.

The policies, plans and programs are designed to meet the following objectives:

•                  Attract and retain highly qualified executives

•                  Be competitive with other major U.S. retail peer companies

•                  Reward corporate and individual performance

•                  Align the interests of executives and shareholders

•                  Promote the balance of annual and long-term results

Role of the Compensation Committee

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our named executive officers, which are our Co-Chairmen, Chief Executive Officer, President and Chief Financial Officer, as well as for certain other key officers.  The Compensation Committee charter provides that the Committee shall (i) consider and determine all matters relating to the compensation of the Co-Chairmen and the Chief Executive Officer, and (ii) consider and determine, in consultation with the Co-Chairmen and the Chief Executive Officer, all matters relating to the compensation of other executive officers of the Company.  No executive may be present during voting or deliberations with respect to matters relating to such executive’s compensation.  The Compensation Committee charter is available on our website at www.bedbathandbeyond.com under the Investor Relations section.

The Compensation Committee currently consists of three members of our Board of Directors, Mr. Adler and Mses. Morrison and Stoller, all of whom are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations.  The Compensation Committee meets on a regular basis for various reasons as outlined in its charter.

Methodology

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of compensation consultants.  The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any consultants and any other outside advisors who assist the Committee in carrying out its responsibilities.  In 2004, the

Compensation Committee engaged Hewitt Associates LLC, a compensation consulting firm, to undertake a comprehensive study of the Company’s compensation programs (the “Hewitt Study”).  Hewitt Associates assisted the Compensation Committee at that time in redesigning the Company’s compensation programs and provided information with respect to executive compensation at companies with the same levels of revenues and earnings as the Company.  In the spring of 2007, the Compensation Committee consulted Exequity LLP for a general review in determining compensation for our named executive officers and received from Exequity LLP advice that the compensation of our named executive officers was still consistent with the market.

As described below, the aggregate compensation of Messrs. Eisenberg, Feinstein and Temares remained unchanged during fiscal years 2005, 2006 and 2007, except that Mr. Temares received annual increases of $100,000 in his base salary.

In connection with making its determinations for fiscal 2008, the Compensation Committee conducted a search for an independent compensation consultant and retained James F. Reda & Associates LLC (“JFR”) to conduct a compensation review for the named executive officers and certain other officers.  JFR had not previously worked with the Company in any capacity.  Under the direction of the Committee, the compensation review included a peer group competitive market review and total compensation recommendations by JFR.

The methodology used by JFR included reviewing available data based on the Company’s industry, revenue size and financial performance, as well as data from companies from various industries with a chairman among its named executive officers who is also a founder in light of the fact that the Company’s Co-Chairmen are its Co-Founders.  The principal peer group developed by JFR (“Peer Group 1”), upon which it based its recommendations, consisted of 18 companies that are the Company’s direct competitors, retailing companies of similar size or retailing companies with founders/chairmen positions.  Peer Group 1 consisted of the following companies:

•	Barnes & Noble, Inc.
•	The Bon-Ton Stores, Inc.
•	Dillard’s, Inc.
•	Family Dollar Stores, Inc.
•	Jones Apparel Group, Inc.
•	Kohl’s Corporation
•	Macy’s, Inc.
•	Nordstrom, Inc.
•	J.C. Penney Company, Inc.
•	Pier 1 Imports, Inc.
•	Retail Ventures, Inc.
•	Ross Stores, Inc.
•	Saks Incorporated
•	Starbucks Corporation
•	Stein Mart, Inc.
•	Target Corporation
•	The TJX Companies, Inc.
•	Williams-Sonoma, Inc.

JFR also based its recommendations on a peer group of 14 companies from various industries with a chairman among its named executives who is also a founder.  The latter peer group (“Peer Group 2”) consisted of the following companies:

•	Affiliated Computer Services, Inc.
•	Apollo Group, Inc.
•	Barnes & Noble, Inc.
•	CBS Corporation
•	Clear Channel Communications, Inc.
•	D.R. Horton, Inc.
•	Dell Inc.
•	Dollar Tree, Inc.
•	Harman International Industries, Incorporated
•	Hovnanian Enterprises, Inc.
•	Jones Apparel Group, Inc.
•	Pilgrim’s Pride Corporation
•	Pulte Homes, Inc.
•	Starbucks Corporation

The peer group analyses prepared by JFR used public company proxy statements, third party industry compensation surveys and other publicly available information.

JFR advised that the current aggregate compensation for Messrs. Eisenberg and Feinstein, as Co-Chairmen, and Mr. Temares, as Chief Executive Officer, for the Company’s 2007 fiscal year was in the 73rd percentile of Peer Group 1.  JFR also advised that the aggregate recommended compensation for these top three named executives for fiscal 2008 is at the 73rd percentile of Peer Group 1 and the 61st percentile in a calculation which compares total senior executive compensation of the Peer Group 1 companies against their latest fiscal year net income as a percentage of sales.

JFR further advised that the current aggregate compensation for Mr. Temares for the Company’s 2007 fiscal year was in the 65th percentile of Peer Group 1, and that the current aggregate compensation for Messrs. Eisenberg and Feinstein (i.e., the combined compensation for both of such executives) for fiscal 2007 was in the 88th percentile of Peer Group 2.

The Committee determined that the aggregate compensation for the top three named executive officers for fiscal 2008 should not exceed the aggregate compensation for those executives for fiscal 2007.  The Committee further determined that the respective compensation of the Co-Chairmen and Mr. Temares, as the Chief Executive Officer, for fiscal 2008 should reflect the Company’s succession planning.  As a result of this determination, and in light of analyses prepared by JFR, the Compensation Committee increased the total compensation of the Chief Executive Officer and decreased the total compensation of the Co-Chairmen by approximately equal amounts.

The Compensation Committee requested advice from JFR regarding the methodology for determining compensation for the named executive officers and other key officers.  Based upon advice from JFR, the Compensation Committee deemed it advisable to modify its approach to granting stock option awards by determining the compensation allocated to these awards in dollars as compared to its approach in prior years of determining these awards based on the number of shares covered by the options.  Accordingly, the Compensation Committee made aggregate and individual compensation determinations, including each element of compensation, in dollars.  The Compensation Committee also requested advice from JFR regarding the methodology for computing the number of option share grants based on dollar-denominated awards of stock option grants as described under “Senior Executive Compensation.”

The Compensation Committee solicits input from the Co-Chairmen when considering decisions concerning the compensation of the Chief Executive Officer, and solicits input from the Co-Chairmen and the Chief Executive Officer when considering decisions concerning the compensation of the other named executive officers.  In connection with its determinations in the spring of 2008, the Committee consulted with the Co-Chairmen, who are the Co-Founders of the Company and who have been continuously involved in the affairs of the Company since its organization in 1971, with respect to the recommendations of JFR regarding the compensation package of the Chief Executive Officer.  The Committee also received and reviewed the recommendations of the Co-Chairmen and Chief Executive Officer regarding the proposed salary and equity compensation awards for the other named executive officers and certain other officers for the fiscal year ending February 28, 2009.  In addition, JFR met with the Co-Chairmen and the Chief Executive Officer individually to discuss compensation recommendations.

The compensation approved by the Compensation Committee for each of Messrs. Eisenberg, Feinstein and Temares for fiscal 2008 was in the amounts and comprised of the elements recommended by JFR.  The compensation approved by the Compensation Committee for the other named executive officers for fiscal 2008 was determined by the Compensation Committee, taking into account the recommendations of the Co-Chairmen and Chief Executive Officer and data the Compensation Committee requested from JFR relating to Peer Group 1 salary increases for executives.

Elements of Compensation

The Company seeks to provide total compensation packages to our employees, including our named executive officers, that implement our compensation philosophy.  The components of our compensation programs are base salary, equity compensation (consisting of stock options and restricted stock awards), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a deferred compensation plan) and perquisites.  The Company believes that its executive cash compensation is low compared to the other companies in our peer group.  In fact, according to the analysis prepared by JFR, the aggregate total cash compensation for the last three years of Messrs. Eisenberg, Feinstein and Temares was in the 16th percentile of Peer Group 1 compensation for the top three executives.  The Company places greater emphasis in the compensation packages for named executive officers on equity incentive compensation in order to align compensation more closely with the creation of shareholder value.  The Company does not have a cash bonus program for executive officers.

Base Salary

The Company pays base salaries to provide our named executive officers with current, regular compensation that is appropriate for their position, experience and responsibilities.  As noted above, the Company believes that cash compensation levels for our named executive officers are lower than our peers as the Company places great emphasis on equity compensation.

Equity Compensation

In connection with the Hewitt Study, the Compensation Committee examined possible changes to the Company’s prior sole reliance on stock options for equity incentive awards, including, among other things, the possibility of replacing stock options, in whole or in part, with awards of restricted stock.  In conducting its evaluation, the Compensation Committee considered changes to the accounting rules pertaining to the compensation cost of stock-based payments to employees and the desirability of achieving various goals, including promoting long-term employee stock ownership, enhancing employee retention, minimizing dilution, providing employees with rewards for the Company’s success and linking employee pay to shareholder returns.

Accordingly, beginning with its 2005 fiscal year, the Company changed its overall approach to equity compensation and has, since that time, made equity awards comprised of a combination of stock options and restricted stock to all executive officers, including the named executive officers, and a small number of other officers.  Commencing in fiscal 2007, these grants are made on May 10 of each year (or the following trading day should such date fall on a weekend or holiday).  Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the named executive officers remaining employed by the Company on specified vesting dates.  Vesting of the restricted stock awarded to these named executive officers is dependent on (i) the Company’s achievement of a performance-based test for the fiscal year in which the grant is made, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s employ on the specified vesting dates.  The performance-based test requires that the Company’s net income in the fiscal year exceed the Company’s net income in the prior fiscal year or that the Company’s net income as a percentage of sales place it in the top half of the companies in the S&P Retailing Index with respect to such measurement.  Net income is adjusted for such purpose to reflect (i) mergers, acquisitions, consolidations or dispositions, (ii) changes in accounting methods, and (iii) extraordinary items, as defined in APB 30, or stock repurchase or dividend activity.  The Company believes that this performance-based test meets the standard for performance-based compensation under the Internal Revenue Code, so that the restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1 million.  For fiscal 2007, the performance-based test was satisfied in that the Company’s net income as a percentage of sales for the prior fiscal year placed it in the top half of the S&P Retailing Index (the Company placed 6th with respect to such measurement out of the 31 companies in such Index, which consisted of Abercrombie & Fitch, Amazon.com, AutoNation, AutoZone, Best Buy, Big Lots, Circuit City, Dillards, Expedia, Family Dollar, Gamestop, Gap, Genuine Parts, Home Depot, IAC InterActive, J.C. Penney, Kohl’s, Limited Brands, Lowe’s, Macy’s, Nordstrom, Office Depot, Office Max, Radio Shack, Sears, Sherwin-Williams, Staples, Target, Tiffany & Co. and TJX Companies).

All executives (other than those discussed in the preceding paragraph) and associates awarded incentive compensation receive grants consisting solely of restricted stock.  Vesting of restricted stock awarded to these employees is based solely on time-vesting with no performance-based test.

All awards of restricted stock and stock options are made under the Company’s 2004 Incentive Compensation Plan, approved by the Company’s shareholders, which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

Senior Executive Compensation

In addition to considering the Company’s compensation policies generally, the Compensation Committee reviews executive compensation and concentrates on the compensation packages for the Company’s named executive officers, namely, the Co-Chairmen (Warren Eisenberg and Leonard Feinstein, who are the Company’s Co-Founders) and the Chief Executive Officer (Steven H. Temares), believing that these three named executive officers are the most important and influential in determining the continued success of the Company.  The Company has enjoyed considerable success in the 16 years it has been a public company, with, until the challenging economic environment encountered in the latter part of fiscal 2007, revenue and comparable store sales growth in each quarter (and each year) since its initial public offering in 1992 and record earnings.

Cash compensation of the three senior executives has been held to comparatively modest levels when compared with companies of comparable size and earnings.  The base salaries of the Co-Chairmen for fiscal 2008 are $1,100,000, the same as they were for the prior three years. The base salary of the Chief Executive Officer has been increased in annual increments of $100,000 during the prior three years and in fiscal 2008 was increased by $150,000 to $1,500,000.  No cash bonuses are paid.

In each of fiscal years 2005, 2006 and 2007, the Compensation Committee awarded stock options (in addition to restricted stock) to the named executive officers since stock options reward the named executive officers only if shareholder values are increased.  In each such year, the stock option awards were 200,000 shares to the Chief Executive Officer and 100,000 shares to each of the Co-Chairmen.  In making the awards in these number of shares, the Committee considered the fair value of these options determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” or SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).  In addition, in each such year, the Compensation Committee awarded shares of restricted stock having a market value on the date of grant of $2,400,000 to each of the Chief Executive Officer and the Co-Chairmen.

As described above, the Compensation Committee determined that for fiscal 2008 there should be no increase in aggregate compensation for the top three named executive officers, with a reallocation of compensation among such officers such that the total compensation of the Chief Executive Officer has been increased in an amount approximately equal to a reduction in total compensation of the Co-Chairmen.  Consequently, the aggregate equity awards to Mr. Temares for fiscal 2008 were increased from fiscal 2007 by $1,600,000 to $7,000,000 (valued by the Committee as described below).  The increase to Mr. Temares was comprised entirely of stock options.  Of the total of $7,000,000 of equity awards to Mr. Temares for fiscal 2008, $2,400,000 consisted of restricted stock (based on the market value of the Company’s common stock on the date of grant) and $4,600,000 consisted of stock options (based on the fair value determined on the date of grant in accordance with SFAS No. 123R [“Stock Option Fair Value”]).

The equity awards to Messrs. Eisenberg and Feinstein for fiscal 2008 were decreased from fiscal 2007 by an aggregate of $1,800,000 to $3,000,000 for each such executive, of which $2,000,000 consisted of restricted stock and $1,000,000 consisted of stock options (valued on the same basis as Mr. Temares’ awards).

Unlike prior years in which stock option awards were made by the Committee based on the number of shares covered by the options, the stock option awards for fiscal 2008 were made in dollars (with the number of shares covered by the options determined by dividing the dollar amount of the grant by the Stock Option Fair Value).  The Committee believes that making stock option awards in dollar amounts rather than share amounts is an increasingly prevalent practice and is advisable because making stock option awards in dollar amounts allows the Compensation Committee to align stock option awards with the value of the option grants.  Making stock option awards in dollars also enables the Compensation Committee to more readily evaluate appropriate aggregate compensation amounts and percentage increases or decreases for executives, in comparison to making stock option awards in share amounts (the value of which varies depending on the trading price of the Company’s stock and other factors).

In the view of the Compensation Committee, the base salary, stock option grants, and restricted stock awards constituted compensation packages for the Chief Executive Officer and for the Co-Chairmen appropriate for a company with the revenues and earnings of the Company.  A higher award of stock options to the Chief Executive Officer than to the Co-Chairmen and the fiscal 2008 increase in equity compensation for the Chief Executive Officer and decrease in such compensation for the Co-Chairmen were deemed appropriate in view of the Company’s succession planning and the analyses prepared by JFR, including the comparison of current compensation of such executive officers to the Peer Groups described above.  The increased reliance on stock options (as opposed to restricted stock) for Mr. Temares for fiscal 2008 was viewed by the Committee to be appropriate in order to increase the proportion of the Chief Executive Officer’s compensation which rewards him only if shareholder value is increased.  The stock options granted to the Chief Executive Officer vest in five equal annual installments, while the stock options awarded to the Co-Chairmen vest in three equal annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.  The restricted stock awards to each such executive are conditioned on the performance-based test described above with time vesting in five equal annual installments.

The base salaries of Mr. Stark in fiscal 2007 and 2006 were $950,000 and $850,000, respectively.  The base salaries of Mr. Castagna in fiscal 2007 and 2006 were $755,000 and $675,000, respectively.  In each of the last two fiscal years, Mr. Stark and Mr. Castagna both received option awards in the amount of 25,000 shares, vesting in five equal annual installments commencing on the third anniversary of the grant date, based on continued service to the Company.  Mr. Stark was awarded shares of restricted stock in fiscal 2007 and 2006 having a market value on the date of grant of $1,000,000 and $750,000, respectively.  Mr. Castagna was awarded shares of restricted stock in fiscal 2007 and 2006 having a market value on the date of grant of $750,000 and $600,000, respectively.  The restricted stock awards to both Mr. Stark and Mr. Castagna for both fiscal 2007 and 2006 were conditioned on the performance-based test described above with time vesting in five equal annual installments commencing on the third anniversary of the grant date.

For fiscal 2008, the Compensation Committee determined, following consultation with the Co-Chairmen, Chief Executive Officer and JFR, to award to Mr. Stark cash compensation of $1,055,000, restricted stock having a market value on the date of grant of $1,000,000 and options having a Stock Option Fair Value of $590,000.  For fiscal 2008, the Compensation Committee determined, following consultation with the Co-Chairmen, Chief Executive Officer and JFR, to award to Mr. Castagna cash compensation of $840,000, restricted stock having a market value on the date of grant of $750,000 and options having a Stock Option Fair Value of $590,000.  In approving the awards, the Compensation Committee took into account the percentage increase of the aggregate dollar-denominated compensation of Messrs. Stark and Castagna compared to fiscal 2007 and the advice of JFR that such increases were approximately the median for increases of executives with similar positions in Peer Group 1.  The determinations of the Compensation Committee also reflected the effects of the Company’s business expansion on the duties of such executives.

For further discussion related to equity grants to the named executive officers, see “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

The Company provides the named executive officers with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each named executive officer’s total compensation.  Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the named executive officer’s 401(k) plan account, and the payment of a portion of the named executive officer’s premiums for healthcare and basic life insurance.

In addition, effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of certain highly compensated employees, including the named executive officers.  The plan provides that a certain percentage of an employee’s contributions may be matched by the Company, subject to certain limitations.  This matching contribution will vest over a specified period of time.  See “Deferred Compensation” below.

Mr. Temares, as Chief Executive Officer, has a supplemental retirement benefit agreement with the Company under which if he remains employed by the Company through June 12, 2012 (or the earlier occurrence of a change of control of the Company), he is entitled to receive a supplemental retirement benefit upon his separation from service from the Company, for ten years, in an amount equal to fifty percent of his annual salary at the date of termination of employment.

The Company also provides the named executive officers with certain perquisites including tax preparation services and car service, in the case of Messrs. Eisenberg and Feinstein, and a car allowance, in the case of all named executive officers.  The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our named executive officers.

The Company reviews these other benefits and perquisites on an annual basis and makes adjustments as warranted based on competitive practices and the Company’s performance.

See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits and perquisites, and “Potential Payments Upon Termination or Change in Control” below for information regarding termination and change in control payments and benefits.

Impact of Accounting and Tax Considerations

In 2004, the Compensation Committee examined the accounting cost associated with equity compensation in light of the then expected impact of changed accounting for stock options and considered the impact of Section 162(m) of the Internal Revenue Code, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the named executive officers, subject to certain exceptions for performance-based compensation.  Stock options and performance-based compensation granted to our named executive officers are intended to satisfy the performance-based exception and be deductible.  Base salary amounts in excess of $1 million are not deductible by the Company.

Conclusion

After careful review and analysis, the Company believes that each element of compensation and the total compensation provided to each of its named executive officers is reasonable and appropriate. The value of the compensation payable to the named executive officers is significantly tied to the Company’s performance and the return to its shareholders.  The Company believes that its compensation programs will allow it to attract and retain a top performing management team.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2008 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE

Dean S. Adler

Victoria A. Morrison

Fran Stoller

Summary Compensation Table for Fiscal 2007 and Fiscal 2006

The following table sets forth information concerning the compensation of the Company’s principal executive officer, principal financial officer and the three mostly highly compensated executive officers of the Company other than its principal executive officer and principal financial officer for fiscal 2007 and fiscal 2006 (“named executive officers”).

Name and Principal Position	Fiscal Year	Salary(1)($)		Stock Awards(2)($)	Option Awards(2)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)		All Other Compensation(3)($)		Total($)

Warren Eisenberg	2007	1,100,000	(4)	2,037,483	1,271,238			60,346	(5)	4,469,067
Co-Chairman	2006	1,100,000	(6)	1,449,004	2,972,556			110,071	(7)	5,631,631

Leonard Feinstein	2007	1,100,000	(8)	2,037,483	1,271,238			66,887	(9)	4,475,608
Co-Chairman	2006	1,100,000	(10)	1,449,004	2,972,556			109,939	(11)	5,631,499

Steven H. Temares	2007	1,328,846	(12)	2,037,483	3,929,565	37,983	(13)	23,621	(14)	7,357,498
Chief Executive Officer	2006	1,230,769	(15)	1,449,004	3,721,746	0	(16)	22,526	(17)	6,424,045

Arthur Stark	2007	928,846	(18)	425,722	1,153,294			9,911	(19)	2,517,773
President and Chief Merchandising Officer	2006	821,154	(20)	230,981	1,384,678			9,523	(21)	2,446,336

Eugene A. Castagna	2007	738,076	(22)	348,800	1,225,389			16,874	(23)	2,329,139
Chief Financial Officer and Treasurer	2006	660,577	(24)	202,192	1,242,913			18,229	(25)	2,123,911

(1)   Except as otherwise described in this Summary Compensation Table, salaries to named executive officers were paid in cash in the fiscal year ended March 1, 2008 (the Company’s “2007 fiscal year”) and March 3, 2007 (the Company’s “2006 fiscal year”) and increases in salary, if any, were effective in May of the fiscal year.

(2)   Pursuant to SEC rules, stock awards and option awards are valued in the amounts recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for fiscal year 2007 and 2006 and thus include amounts from awards granted in and prior to that specific fiscal year, without regard to the estimated forfeiture related to service-based vesting conditions.  All assumptions made in the valuations are contained in footnote 1.T. to the Company’s financial statements and described under the heading “Management Discussion and Analysis,” in the Company’s Form 10-K for the Company’s 2007 fiscal year.  The amounts shown in the table reflect the Company’s accounting expense and do not necessarily reflect the actual value, if any, that may be realized by the named executive officers.

(3)   The amounts of deferred compensation and Company matching contribution payments reflected in this column which relate to fiscal 2007 include amounts in respect of calendar years 2007 and 2008 as fiscal 2007 commenced on March 4, 2007 and ended on March 1, 2008.  The amounts of deferred compensation and Company matching contribution payments reflected in this column which relate to fiscal 2006 include amounts in respect of calendar years 2006 and 2007 as fiscal year 2006 commenced on February 26, 2006 and ended on March 3, 2007.  Thus, certain matching contributions noted below exceed the single calendar year limitation.

(4)   For fiscal 2007, Mr. Eisenberg deferred $268,171 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.

(5)   For fiscal 2007, includes tax preparation services, car service and car allowance with an incremental cost to the Company of $22,988, $4,537 and $26,071, respectively, and an employer nonqualified deferred compensation plan matching contribution of $6,750.

(6)   For fiscal 2006, Mr. Eisenberg deferred $264,423 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.

(7)   For fiscal 2006, includes tax preparation services, car service and car allowance with an incremental cost to the Company of $22,525, $55,548 and $25,398, respectively, and an employer nonqualified deferred compensation plan matching contribution of $6,600.

(8)   For fiscal 2007, Mr. Feinstein deferred $270,920 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.

(9)   For fiscal 2007, includes tax preparation services, car service and car allowance with an incremental cost to the Company of $22,987, $4,537 and $32,613, respectively, and an employer nonqualified deferred compensation plan matching contribution of $6,750.

(10) For fiscal 2006, Mr. Feinstein deferred $264,423 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.

(11) For fiscal 2006, includes tax preparation services, car service and car allowance with an incremental cost to the Company of $22,525, $51,087 and $29,727, respectively, and an employer nonqualified deferred compensation plan matching contribution of $6,600.

(12) For fiscal 2007, Mr. Temares deferred $15,769 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.  Mr. Temares contributed $8,580 of his salary to the Bed Bath & Beyond Inc. 401(k) Savings Plan (the “Company 401(k)”).

(13) The actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares increased from fiscal 2006 to fiscal 2007.  See “Potential Payments Upon Termination or Change in Control – Messrs. Temares, Castagna and Stark” below.

(14) For fiscal 2007, includes car allowance with an incremental cost to the Company of $16,871 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,750.

(15) For fiscal 2006, Mr. Temares deferred $10,769 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Mr. Temares contributed $9,635 of his salary to the Company 401(k).

(16) The actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares decreased from fiscal 2005 to fiscal 2006.

(17) For fiscal 2006, includes car allowance with an incremental cost to the Company of $15,026 and an employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,500.

(18) For fiscal 2007, Mr. Stark deferred $232,212 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.  Mr. Stark contributed $5,000 of his salary to the Company 401(k).

(19) For fiscal 2007, includes car allowance with an incremental cost to the Company of $3,162 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,749.

(20) For fiscal 2006, Mr. Stark deferred $205,289 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Mr. Stark contributed $5,000 of his salary to the Company 401(k).

(21) For fiscal 2006, includes car allowance with an incremental cost to the Company of $2,923 and an employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,600.

(22) For fiscal 2007, Mr. Castagna deferred $52,827 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.  Mr. Castagna contributed $4,781 of his salary to the Company 401(k).

(23) For fiscal 2007, includes car allowance with an incremental cost to the Company of $10,522 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,352.

(24) For fiscal 2006, Mr. Castagna deferred $40,673 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Mr. Castagna contributed $8,866 of his salary to the Company 401(k).

(25) For fiscal 2006, includes car allowance with an incremental cost to the Company of $11,114 and an employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,115.

Employment Agreements with Messrs. Eisenberg and Feinstein

Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms which expire on June 30, 2010, or as further extended by mutual agreement.  These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company.  The current annual salary for each of Messrs. Eisenberg and Feinstein is $1,100,000.  Under these agreements, Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of 50% of their salary prior to such election (or, $550,000 per year if senior status were elected today) for a period (the “Senior Status Period”) of up to ten years from the date of such election.  If not previously elected, the Senior Status Period will commence at the expiration of the executive employment term unless the term is extended by mutual agreement.  During the Senior Status Period, the executive does not have to devote more than 50 hours in any three-month period to his consultative duties.  In addition, during the Senior Status Period, the Company shall provide to the executive an office at a location specified by the executive, a secretary and a car and driver, all on a basis comparable to that which is currently provided to the executive.  The agreements contain non-competition, non-solicitation and confidentiality provisions.  These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreements.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments.  Certain of the provisions of these agreements are expected to be modified to meet the requirements of Section 409A of the Internal Revenue Code.  For a complete description of payments due to Messrs. Eisenberg and Feinstein upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.

Agreements with Messrs. Temares, Stark and Castagna

Messrs. Temares, Stark and Castagna have employment agreements with the Company which provide for severance pay and other benefits upon a termination of their employment.  For a complete description of payments due to Messrs. Temares, Stark and Castagna upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.  These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

The named executive officers’ employment agreements and certain of the plans in which the executives participate require the Company to pay compensation to the executives if their employment terminates.  The estimated amount of compensation payable to the named executive officers in each termination situation is listed in the table below.  The table is presented using an assumed termination date of February 29, 2008, the last business day of the Company’s 2007 fiscal year, an assumed change in control date of February 29, 2008 and a price per share of Common Stock of $28.34 (the closing price as of February 29, 2008).  Descriptions of the agreements under which such payments would be made follow:

Messrs. Eisenberg and Feinstein

Pursuant to their employment agreements, following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (plus a cost of living adjustment) until the death of the survivor of him and his current spouse.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments or following a termination upon a change in control.

Under the agreements, if Messrs. Eisenberg and Feinstein are terminated without “cause” (as defined below) or if the executive is removed from or not reelected to any officer or director position, there is a material diminution in the executive’s duties, salary, benefits or perquisites or the Company’s principal office or the executive’s own office location as assigned to him by the Company is relocated and the executive elects to terminate his employment, the executive shall be paid through the end of the term of employment and the Senior Status Period (or, if the executive chooses, in a lump sum on a present value discounted basis).  Following a change in control of the Company (as defined in the agreements), each of the executives may, at his option, upon 90 days’ written notice, terminate employment and shall be paid a single lump sum equal to three times salary then in effect, if the written notice is given before the Senior Status Period, or, if during the Senior Status Period, one half of Senior Status Salary for the number of years (including fractions), if any, remaining in the Senior Status Period.  In the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Code Section 280G which would be subject to the excise tax imposed by Code Section 4999, the executive shall be entitled to receive an additional “gross-up payment” in an amount such that after payment by the executive of all taxes the executive retains an amount of such “gross-up payment” equal to the excise tax imposed.  In the event of termination of employment, the executives are under no obligation to seek other employment and there is no reduction in the amount payable to the executive on account of any compensation earned from any subsequent employment.  In the event of termination due to death of either of the executives, the executive’s estate or beneficiary shall be entitled to his salary for a period of one year following his death and payment of expenses incurred by executive and not yet reimbursed at the time of death.  In the event of termination due to the inability to substantially perform his duties and responsibilities for a period of 180 consecutive days, the executive shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability).  Either of the executives may be terminated for “cause” upon written notice of the Company’s intention to terminate his employment for cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for cause is based.  The executives shall have ten days after such notice is given to cure such conduct, to the extent a cure is possible.  “Cause” means (i) the executive is convicted of a felony involving moral turpitude or (ii) the executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the agreement, resulting, in either case, in material economic harm to the Company, unless the executive believed in good faith that such act or non-act was in the best interests of the Company.  In addition, pursuant to their respective restricted stock agreements, all shares of restricted stock will vest upon termination of employment for any reason other than for “cause.”

In substitution for a split dollar insurance benefit previously provided to such executives, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Messrs. Temares, Stark and Castagna

The agreements with Messrs. Temares and Stark provide for severance pay equal to three years’ salary, and the agreement with Mr. Castagna provides for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability) and one year’s severance pay if the executive voluntarily leaves the employ of the Company. Severance pay will be paid in accordance with normal payroll, however any amount due prior to the six months after termination of employment will be paid in a lump sum on the date following the six month anniversary of termination of employment. Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise.  Cause is defined in the agreements as when the executive has: (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable, commensurate with his titles and duties; (iii) performed his duties with gross negligence or (iv) been convicted of a felony.  Upon a termination of employment by the Company for any reason other than for “cause,” all unvested options will vest and become exercisable.  In addition, pursuant to their respective restricted stock agreements, all shares of restricted stock will vest upon any such termination of employment.  These agreements also provide for non-competition during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Mr. Temares is party to a supplemental executive retirement benefit agreement with the Company under which, if he remains employed by the Company through June 12, 2012 (the twentieth anniversary of his employment with the Company) or the earlier occurrence of a change of control of the Company (as defined in the agreement), he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company.  The retirement benefit will be an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment for a period of 10 years, payable, in general, except as described below, in accordance with the Company’s normal payroll practices.  In the event Mr. Temares is terminated without cause, his employment is terminated due to death or disability, or his retirement occurs within 12 months after the occurrence of change of control of the Company, he will receive the present value of such supplemental retirement benefit in a lump sum.  Except in the case of Mr. Temares’ death, such lump sum payment will be made six months after the date of termination of employment and, in the case of a retirement benefit payable over a ten-year period, any amount due prior to six months after the termination of employment will be paid in a lump sum on the date six months from the date of such termination of employment.

Table follows on the next two pages.

	Cash Severance	Senior Status Salary Continuation (1)	Option Acceleration (2)	Restricted Stock Acceleration (2)	Benefit Continuation (3)	Non-Qualified Deferred Compensation Balance (4)	Supplemental Pension (5)	Split-Dollar Life Insurance Substitute Payment (6)	Total

Warren Eisenberg (7)
Termination Without Cause/ Constructive Termination	$2,566,667	$5,500,000	—	$4,155,041	$663,044	$576,502	$3,066,890	$2,125,000	$18,653,144
Change in Control (no termination)	—	—	—	—	—	$576,502	—	—	$576,502
Change in Control + Termination	$2,566,667	$5,500,000	—	$4,155,041	$633,044	$576,502	$3,066,890	$2,125,000	$18,653,144
Change in Control + Voluntary Termination (8)	$3,300,000	—	—	—	$663,044	$576,502	$3,066,890	$2,125,000	$9,731,436

Leonard Feinstein (7)
Termination Without Cause/ Constructive Termination	$2,566,667	$5,500,000	—	$4,155,041	$829,203	$578,998	$3,534,362	$2,080,000	$19,244,271
Change in Control (no termination)	—	—	—	—	—	$578,998	—	—	$578,998
Change in Control + Termination	$2,566,667	$5,500,000	—	$4,155,041	$829,203	$578,998	$3,534,362	$2,080,000	$19,244,271
Change in Control + Voluntary Termination (8)	$3,300,000	—	—	—	$829,203	$578,998	$3,534,362	$2,080,000	$10,322,563

Steven H. Temares
Termination Without Cause	$4,050,000	—	—	$4,155,041	—	$33,686	$5,566,584	—	$13,805,311
Voluntary Termination	$1,350,000	—	—	—	—	$33,686	—	—	$1,383,686
Change in Control (no termination)	—	—	—	—	—	$33,686	—	—	$33,686
Change in Control + Termination	$4,050,000	—	—	$4,155,041	—	$33,686	$5,566,584	—	$13,805,311

Arthur Stark
Termination Without Cause	$2,850,000	—	$68,378	$1,694,505	—	$507,832	—	—	$5,120,715
Voluntary Termination	$950,000	—	—	—	—	$507,832	—	—	$1,457,832
Change in Control (no termination)	—	—	—	—	—	$507,832	—	—	$507,832
Change in Control + Termination	$2,850,000	—	$68,378	$1,694,505	—	$507,832	—	—	$5,120,715

Eugene A. Castagna
Termination Without Cause	$755,000	—	$68,378	$1,411,814	—	$103,294	—	—	$2,338,486
Voluntary Termination	$755,000	—	—	—	—	$103,294	—	—	$858,294
Change in Control (no termination)	—	—	—	—	—	$103,294	—	—	$103,294
Change in Control + Termination	$755,000	—	$68,378	$1,411,814	—	$103,294	—	—	$2,338,486

(1)

Amount represents the value of 50% of current base salary for 10 years during Senior Status Period. This amount will be paid over 10 years, but the first 6 months of payments will be paid in a lump sum 6 months after termination.

(2)

Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on February 29, 2008.  In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the per share closing price of our common stock on February 29, 2008 (the “Per Share Closing Price”) and the per share exercise price.  In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price.

(3)	Represents the value of continued health and welfare benefits and other perquisites for the life of the executive and his spouse.
(4)	Reflects executives’ vested account balances at March 1, 2008.
(5)

For Messrs. Eisenberg and Feinstein, amount represents estimated value of lifetime pension amount, with payments starting in ten years.  For Mr. Temares, value will be paid out 6 months following 1) termination without Cause or 2) any termination (including voluntary termination) following a change in control.
(6)	This amount will be paid on the last day of the following fiscal year.
(7)

Based on their employment agreements, Messrs. Eisenberg and Feinstein are eligible to receive tax gross up payments in the event that excise taxes are triggered as a result of certain types of compensation payments, as defined under Internal Revenue Code section 280G (“280G”), that may become payable in connection with a change in control.  However, no tax gross up payments are disclosed above since neither of these executives would have been subject to excise taxes as a result of payments subject to 280G that would have been made in connection with a change in control occurring on February 29, 2008.

(8)	Section 8(b) of the Employment Agreements for Messrs. Eisenberg and Feinstein provides for a lump sum payment of 3x current base salary upon a voluntary termination following a change in control.

STOCK OPTIONS AND RESTRICTED STOCK

Grants of Stock Options and Restricted Stock Awards for Fiscal 2007

The following table sets forth information with respect to stock options granted and restricted stock awarded during the Company’s 2007 fiscal year to each of our named executive officers under the Company’s 2004 Incentive Compensation Plan (the “2004 Plan”).  The Company did not grant any non-equity incentive plan awards in the 2007 fiscal year.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($/Sh)	Closing Market Price on Date of Grant($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)($)

Warren Eisenberg	5/10/07	58,373	100,000	$41.115	$40.67	$3,878,076
Leonard Feinstein	5/10/07	58,373	100,000	$41.115	$40.67	$3,878,076
Steven H. Temares	5/10/07	58,373	200,000	$41.115	$40.67	$5,356,146
Arthur Stark	5/10/07	24,323	25,000	$41.115	$40.67	$1,396,103
Eugene A. Castagna	5/10/07	18,242	25,000	$41.115	$40.67	$1,146,082

(1)          Grants of restricted stock, when converted from dollars to shares, are rounded up to the nearest whole share.

(2)          Pursuant to the SEC rules, stock option awards are valued in accordance with SFAS No. 123R.  See footnote 2 to the Summary Compensation Table in this Proxy Statement.

Vesting of restricted stock awards depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates. The performance-based test for fiscal 2007 was met.   The performance test is designed to meet the standard for performance-based compensation under the Internal Revenue Code, so that restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1,000,000.  The stock awards granted in fiscal 2007 to Messrs. Eisenberg, Feinstein and Temares time vest in five equal installments starting on the first anniversary of the grant date.  The stock awards granted in fiscal 2007 to Messrs. Stark and Castagna time vest in five equal installments starting on the third anniversary of the grant date.

The options granted in fiscal 2007 to Messrs. Eisenberg and Feinstein vest in three equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2007 to Mr. Temares vest in five equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2007 to Messrs. Stark and Castagna vest in five equal installments starting on the third anniversary of the grant date.  At the time of grant or thereafter, option awards and underlying shares of common stock, are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit.

Outstanding Stock Option and Restricted Stock Awards at Fiscal Year-End for 2007

The following table sets forth information for each of the named executive officers with respect to the value of all unexercised options and unvested restricted stock awards as of March 1, 2008, the end of fiscal 2007.

Option Awards (1)					Stock Awards
	Number of	Number of				Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised			Units of	Units of
	Options	Options	Option	Option	Stock That	Stock That
	(#)	(#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price($)	Date	Vested(#)	Vested(2)($)

Warren Eisenberg	100,000	0	$23.7815	03/30/11	146,616	4,155,097
	200,000	0	$31.6150	03/06/12
	100,000	0	$32.5200	03/06/12
	133,333	0	$38.2200	04/25/13
	266,667	0	$38.7650	04/25/13
	300,000	0	$41.3450	03/03/14
	66,667	33,333	$37.5100	04/20/13
	33,334	66,666	$38.5150	04/17/14
	0	100,000	$41.1150	05/10/15

Leonard Feinstein	100,000	0	$23.7815	03/30/11	146,616	4,155,097
	200,000	0	$31.6150	03/06/12
	100,000	0	$32.5200	03/06/12
	133,333	0	$38.2200	04/25/13
	266,667	0	$38.7650	04/25/13
	300,000	0	$41.3450	03/03/14
	66,667	33,333	$37.5100	04/20/13
	33,334	66,666	$38.5150	04/17/14
	0	100,000	$41.1150	05/10/15

Steven H. Temares	160,000	0	$11.8282	05/27/08	146,616	4,155,097
	400,000	0	$14.7658	08/13/09
	480,000	0	$11.4688	03/13/10
	120,000	0	$15.8125	03/13/10
	180,000	0	$23.7815	03/30/11
	120,000	0	$24.5940	03/30/11
	120,000	0	$31.6150	03/06/12
	180,000	0	$32.5200	03/06/12
	80,000	0	$38.2200	04/25/13
	240,000	80,000	$38.7650	04/25/13
	180,000	120,000	$41.3450	03/03/14
	80,000	120,000	$37.5100	04/20/13
	40,000	160,000	$38.5150	04/17/14
	0	200,000	$41.1150	05/10/15

Arthur Stark	60,000	0	$11.4688	03/13/10	59,792	1,694,505
	15,000	15,000	$23.7815	03/30/11
	45,000	30,000	$31.6150	12/31/09
	40,000	60,000	$38.7650	04/25/13
	20,000	80,000	$41.3450	03/03/14
	0	25,000	$37.5100	04/20/13
	0	25,000	$38.7950	04/17/14
	0	25,000	$41.1150	05/10/15

Eugene A. Castagna	24,000	0	$11.4688	12/31/08	49,817	1,411,814
	45,000	15,000	$23.7815	12/31/09
	45,000	30,000	$31.6150	12/31/10
	40,000	60,000	$38.7650	04/25/13
	20,000	80,000	$41.3450	03/03/14
	0	25,000	$37.5100	04/20/13
	0	25,000	$38.7950	04/17/14
	0	25,000	$41.1150	05/10/15

(1)          During the Company’s fiscal year 2006 an independent committee of the Company’s Board of Directors identified various deficiencies in the process of granting and documenting stock options and restricted shares, with the result, among other things, that for purposes of Section 409A of the Internal Revenue Code, as amended, certain stock options were deemed to have been granted with an exercise price less than the value of underlying common stock on the date of grant.  Under Section 409A this would have subjected certain stock options held by a significant number of the Company’s employees (including Messrs. Eisenberg, Feinstein, Temares, Stark and Castagna) to adverse tax consequences unless brought into compliance with Section 409A.  In order to effect such compliance, the exercise price of certain options held by Messrs. Eisenberg, Feinstein and Temares was increased, and the exercise of certain options held by Messrs. Stark and Castagna was limited to a specified calendar year (in all cases without any payment or other consideration to the affected executive).  As a consequence, individual option grants to Messrs. Eisenberg, Feinstein and Temares may appear in this table as multiple entries where the exercise price was increased for only a portion of such grant, and, in the cases of Messrs. Stark and Castagna, some grants appear with a December 31 expiration date where that year was selected as the latest year in which any portion of such grant may be exercised.

(2)          Market value based on the closing price of the Company’s common stock of $28.34 per share on February 29, 2008, the last trading day in fiscal year 2007.

Options Exercises and Restricted Stock Vested for 2007

The following table includes certain information with respect to the exercise of options and vesting of restricted stock by named executive officers during fiscal 2007.

	Option Awards		Stock Awards
	Number of Shares Acquired on	Value Realized on	Number of Shares Acquired	Value Realized
Name	Exercise(#)	Exercise($)	on Vesting(#)	on Vesting($)

Warren Eisenberg(1)	0	0	25,258	1,037,527
Leonard Feinstein(1)	0	0	25,258	1,037,527
Steven H. Temares(1)	0	0	25,258	1,037,527
Arthur Stark(2)	423,000	8,019,327	0	0
Eugene A. Castagna(3)	41,600	734,422	0	0

(1)          Messrs. Eisenberg, Feinstein and Temares each acquired 12,796 shares with a market price of $41.24 on April 20, 2007 and 12,462 shares with a market price of $40.91 on May 2, 2007 upon the lapse of restrictions on previously granted shares of restricted stock.

(2)          Mr. Stark exercised 60,000 stock options on April 13, 2007, with an exercise price of $6.1875 and a market price of $40.03. On November 6, 2007, he exercised stock options in the amounts of 32,000, 40,000, 45,000 and 90,000 with exercise prices of $11.8282, $16.125, $23.7815 and $11.4688, respectively. The November 6, 2007 exercises all had a market price of $31.30.  Mr. Stark exercised 7,600 stock options on February 4, 2008, with an exercise price of $11.8282 and a market price of $32.35. On February 6, 2008, he exercised 60,000 stock options with an exercise price of $16.125 and a market price of $30.41. He also exercised 88,400 stock options on February 6, 2008 with an exercise price of $11.8282 and a market price of $30.19.

(3)          On November 23, 2007, Mr. Castagna exercised stock options in the amounts of 5,600, 12,000 and 24,000 with exercise prices of $11.8282, $16.125 and $11.4688, respectively. These exercises all had a market price of $30.51.

DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a non-qualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated.  A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below.  The following table provides compensation information for the Company’s non-qualified deferred compensation plan for each of the named executive officers for fiscal year 2007.

Nonqualified Deferred Compensation for Fiscal Year 2007

Name	Executive Contributions for Fiscal Year 2007(1)($)	Company Contributions for Fiscal Year 2007($)	Aggregate Earnings (Losses) in Fiscal Year 2007($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Fiscal Year End 2007($)

Warren Eisenberg	268,171	6,750	(31,630)	0	576,502
Leonard Feinstein	270,920	6,750	(31,858)	0	578,998
Steven H. Temares	15,769	2,457	72	0	33,686
Arthur Stark	232,212	4,251	25,600	0	507,832
Eugene A. Castagna	52,827	2,800	(3,957)	0	103,294

(1)          All amounts reported in this column were also reported above in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

Under the Company’s non-qualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding bonus or incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan.  The payment of this matching contribution is made upon the conclusion of the fiscal year.  The maximum matching contribution to be made by the Company to a participant between the Company’s non-qualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $6,750 and three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the non-qualified deferred compensation plan.  A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company:  twenty percent at one to two years of service, forty percent at two to three years of service, sixty percent at three to four years of service, eighty percent at four to five years of service and one hundred percent at five or more years of service.  As each of the named executive officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the non-qualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant.  Such distributions may be delayed to a period of six months following a participant’s termination of employment to comply with applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth certain information regarding the beneficial ownership of shares of our Common Stock as of May 9, 2008 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock; (ii) our named executive officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of May 9, 2008 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 259,593,922 shares of our Common Stock outstanding at May 9, 2008.  Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

		Number of Shares of Common Stock
		Beneficially Owned and Percent of Class as
Name	Position	of May 9, 2008
T. Rowe Price Associates, Inc.		35,254,239	(1)	13.6%
FMR LLC		22,342,959	(2)	8.6%
Ruane, Cunniff & Goldfarb Inc.		17,467,138	(3)	6.7%
Davis Selected Advisers, L.P.		16,423,460	(4)	6.3%
PRIMECAP Management Company		13,376,076	(5)	5.2%
Warren Eisenberg	Co-Chairman and Director	7,129,948	(6)	2.7%
Leonard Feinstein	Co-Chairman and Director	5,679,248	(7)	2.2%
Steven H. Temares	Chief Executive Officer and Director	2,679,670	(8)	1.0%
Arthur Stark	President and Chief Merchandising Officer	630,309	(9)	*
Eugene A. Castagna	Chief Financial Officer and Treasurer	297,654	(10)	*
Dean S. Adler	Director	5,905		*
Stanley F. Barshay	Director	4,775		*
Klaus Eppler	Director	7,289		*
Patrick R. Gaston	Director	1,875		*
Jordan Heller	Director	3,626		*
Robert S. Kaplan	Director	10,351		*
Victoria A. Morrison	Director	2,556		*
Fran Stoller	Director	1,552		*
All Directors and Executive Officers as a Group (14 persons)		17,077,892		6.6%

*                                              Less than 1% of the outstanding common stock of the Company.

(1)             Information regarding T. Rowe Price Associates, Inc. was obtained from a Schedule 13G filed with the SEC on February 13, 2008 by T. Rowe Price Associates, Inc.  The Schedule 13G states that T. Rowe Price Associates, Inc. is deemed to have beneficial ownership of 35,254,239 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that T. Rowe Price Associates, Inc. has the sole power to dispose or to direct the disposition of 35,190,539 shares of common stock.  The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)             Information regarding FMR LLC was obtained from a Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC.  The Schedule 13G states that FMR LLC is deemed to have beneficial ownership of 22,342,959 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that FMR LLC has the sole power to dispose or to direct the disposition of 22,342,959 shares of common stock.  The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)             Information regarding Ruane, Cunniff & Goldfarb Inc. was obtained from a Schedule 13G filed with the SEC on February 14, 2008 by Ruane, Cunniff & Goldfarb Inc.  The Schedule 13G states that Ruane, Cunniff & Goldfarb Inc. is deemed to have beneficial ownership of 17,467,138 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that Ruane, Cunniff & Goldfarb Inc. has the sole power to dispose or to direct the disposition of 17,467,138 shares of common stock.  The address of Ruane, Cunniff & Goldfarb Inc. is 767 Fifth Avenue, New York, NY 10153.

(4)             Information regarding Davis Selected Advisers, L.P. was obtained from a Schedule 13G filed with the SEC on February 13, 2008 by Davis Selected Advisers, L.P.  The Schedule 13G states that Davis Selected Advisers, L.P. is deemed to have beneficial ownership of 16,423,460 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that Davis Selected Advisers, L.P. has the sole power to dispose or to direct the disposition of 16,423,460 shares of common stock.  The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, AZ 85706.

(5)             Information regarding PRIMECAP Management Company was obtained from a Schedule 13G filed with the SEC on February 14, 2008 by PRIMECAP Management Company.  The Schedule 13G states that PRIMECAP Management Company is deemed to have beneficial ownership of 13,376,076 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that PRIMECAP Management Company has the sole power to dispose or to direct the disposition of 13,376,076 shares of common stock.  The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(6)             The shares shown as being owned by Mr. Eisenberg include:  (a) 2,435,449 shares owned by Mr. Eisenberg individually; (b) 1,300,001 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 746,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 2,527,142 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; and (e) 121,356 shares of restricted stock.  Mr. Eisenberg has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually or in trust for his benefit.

(7)             The shares shown as being owned by Mr. Feinstein include:  (a) 1,063,549 shares owned by Mr. Feinstein individually; (b) 1,300,001 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 667,200 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; (d) 2,527,142 shares owned by trusts for the benefit of Mr. Feinstein and his family members; and (e) 121,356 shares of restricted stock.  Mr. Feinstein has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually or in trust for his benefit.

(8)             The shares shown as being owned by Mr. Temares include:  (a) 73,314 shares owned by Mr. Temares individually; (b) 2,480,000 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days; (c) 5,000 shares owned by a family limited partnership; and (d) 121,356 shares of restricted stock. Mr. Temares has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of the shares owned by the family limited partnership, except to the extent of his pecuniary interest therein.

(9)             The shares shown as being owned by Mr. Stark include: (a) 318,716 shares owned by Mr. Stark individually; (b) 255,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 56,593 shares of restricted stock.

(10)         The shares shown as being owned by Mr. Castagna include:  (a) 2,036 shares owned by Mr. Castagna individually; (b) 249,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 46,618 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock.  Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for fiscal 2007, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers, except that Mr. Eisenberg and Mr. Feinstein each filed one late report which covered two transactions on May 14, 2007 with respect to shares of Common Stock surrendered to the Company to satisfy tax withholding obligations upon the vesting of shares of restricted stock previously granted to each of Mr. Eisenberg and Mr. Feinstein.

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to present at the 2009 Annual Meeting of Shareholders must be received by the Company no later than February 4, 2009, to be presented at the meeting or to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules.

BED BATH & BEYOND INC.

650 LIBERTY AVENUE

UNION, NJ 07083

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	BDBTH1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.			For	Withhold	For All
			All	All	Except
1.	ELECTION OF DIRECTORS

	The Board of Directors Recommends a Vote “FOR ALL NOMINEES” with respect to Proposal No. 1.		☐	☐	☐

Nominees for a one (1) year term:

	01)	Warren Eisenberg
	02)	Leonard Feinstein
	03)	Dean S. Adler
	04)	Stanley F. Barshay
	05)	Patrick R. Gaston
	06)	Jordan Heller
	07)	Robert S. Kaplan
	08)	Victoria A. Morrison

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP The Board of Directors Recommends a Vote “FOR” Proposal No. 2.		☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

NOTE:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and 2007 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2008.asp

PROXY

BED BATH & BEYOND INC.

650 LIBERTY AVENUE

UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS

JULY 3, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substtiute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 9, 2008 at the Annual Meeting of Shareholders to be held on July 3, 2008 or any adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

(Continued on Reverse Side)